Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 16, 2011 (September 26, 2011 as to Notes 12 and 22) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in operating segments and the addition of a guarantor footnote), relating to the consolidated financial statements of Genesis Energy, L.P. and subsidiaries (the “Partnership”) appearing in the Current Report on Form 8-K of the Partnership filed on September 26, 2011, and of our report dated March 16, 2011 related to the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

September 26, 2011